                                                                    EXHIBIT 99.1
                                                        SILVER TRIANGLE BUILDING
                                        25505 WEST TWELVE MILE ROAD O SUITE 3000
                                                       SOUTHFIELD, MI 48034-8339
                                                                  (248) 353-2700
                                                        WWW.CREDITACCEPTANCE.COM


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                                DATE:    MAY 10, 2004


                                  INVESTOR RELATIONS:    DOUGLAS W. BUSK
                                                         CHIEF FINANCIAL OFFICER
                                                         (248) 353-2700 EXT. 432
                                                         IR@CREDITACCEPTANCE.COM

                                  NASDAQ SYMBOL:         CACC


          CREDIT ACCEPTANCE POSTPONES FILING OF FIRST QUARTER FORM 10-Q


SOUTHFIELD, MICHIGAN -- MAY 10, 2004 -- CREDIT ACCEPTANCE CORPORATION (NASDAQ:
CACC) Credit Acceptance Corporation (the "Company") announced today that it is filing a Form 12b-25 with the Securities and Exchange Commission to extend the filing date of its quarterly report on Form 10-Q for the period ended March 31, 2004. The Company expects to announce financial results and file its quarterly report on Form 10-Q by May 14, 2004. The additional time will allow the Company, and its independent auditors, to complete a review of two accounting issues.

One issue relates to the Company's methodology for establishing loan loss reserves. The Company records loan loss reserves in accordance with the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"). Under SFAS No. 114, the Company has historically compared the present value of estimated future collections for each dealer-partner's loan portfolio to the Company's net investment in that portfolio. During the quarter, the Company concluded that this calculation should consider estimated future dealer holdback payments. Considering estimated future dealer holdback payments increases the Company's loss estimate as cash flows used to evaluate impairment are reduced. The Company developed a model for estimating the amount and timing of estimated dealer holdback payments during the quarter that provides a reasonable basis for including these cash outflows in its loan loss estimate. The change in methodology is expected to result in an approximately $10 million increase in the allowance for credit losses and reduce after-tax earnings by approximately $6.5 million. Had the Company historically utilized this methodology, the Company estimates that its provision for credit losses would have been higher in 2001, 2002, and 2003 and the current period provision for credit losses would have been unaffected. While the Company has recently concluded on its position with respect to this issue, additional time

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is required for the independent auditors to review the estimates and for the
Company to reflect this change in the Company's quarterly report on Form 10-Q.

The second issue relates to revenue recognition for commissions on the sale of third-party vehicle service contracts as a result of the Company's interpretation of facts contained in agreements entered into during the quarter with two new third-party vehicle service contract providers. The agreements differ from the agreement that was previously in place in three material respects: (i) the new agreements provide a commission to the Company on all vehicle service contracts sold by its dealer-partners, regardless of whether the vehicle service contract is financed by the Company; (ii) the new agreements pay a higher commission on vehicle service contracts financed by the Company and;
(iii) the new agreements allow the Company to participate in underwriting profits depending on the level of future claims paid. As a result, cash flows generated from these new agreements will be higher, and the timing of commission cash flows unchanged. However, the Company believes facts contained in these new agreements will require the Company to defer, and recognize over time, a significant portion of its vehicle service contract revenue. The Company may also be required to consolidate the trusts formed under the two new agreements in accordance with the provisions of Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities".

In addition to the two outstanding issues, the Company's first quarter earnings will be impacted by a change in the Company's policy for recognizing finance charges and the related provision for earned but unpaid income as a result of an enhancement to the Company's accounting system (1). The enhancement provided the Company with information which caused the Company to record an unfavorable adjustment to the provision for earned but unpaid income of $3.5 million of which approximately $3.3 million relates to periods prior to December 31, 2003. The Company does not believe the new policy will materially impact reported earnings in future periods.

(1)The Company recognizes finance charge income in accordance with the provisions of Statement of Financial Accounting Standards No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases (an Amendment of FASB Statements No. 13, 60, and 65 and a Rescission of FASB Statement No. 17)" ("SFAS No. 91"). SFAS No. 91 requires the Company to recognize income under the interest method such that income is recognized on a level yield basis during the life of the underlying asset. Earned but unpaid servicing fees are fully reserved at the time the loan is transferred to non-accrual status in accordance with the Company's policy. During the first quarter of 2004, the Company enhanced its methodology for applying SFAS No. 91 such that finance charge income and the amount of the provision for earned but unpaid income at the time a loan is transferred to non-accrual status can be calculated for each individual loan. Prior to the first quarter of 2004, the Company calculated finance charge income and the provision for earned but unpaid revenue using a pooling methodology. The pooling methodology required the Company to make various assumptions and estimates which impacted the timing of income recognition and the classification of finance charge revenue and the provision for earned but unpaid revenue. Because the enhanced methodology reduces the Company's need to make estimates, the Company believes that these enhancements improve the precision of the Company's calculation of finance charge revenue and the provision for earned but unpaid revenue.



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LOAN ORIGINATIONS IN THE UNITED STATES


(Dollars in thousands)                             THREE MONTHS ENDED                      FOR THE YEARS ENDED
                                                       MARCH 31,                                DECEMBER 31,
                                         ------------------------------     ----------------------------------------------
                                              2004           2003                2003             2002           2001
                                         --------------- --------------     ----------------  -------------  -------------
Loan originations                            $307,660         $220,282         $785,667         $571,690         $646,572
Number of loans originated                     23,841           18,206           62,334           49,650           61,277
Number of active dealer-partners (1)              843              632              916              789            1,120
Loans per active dealer-partner                  28.3             28.8             68.1             62.9             54.7
Average loan size                            $   12.9         $   12.1         $   12.6         $   11.5         $   10.6

(1) Active dealer-partners are dealer-partners who submitted at least one loan during the period.

The Company reported record loan originations for the three months ended March 31, 2004 of $307.7 million compared to $220.3 million in the same period in 2003, representing an increase of 40%. The increase in loan originations in the first quarter of 2004 is due to: (i) an increase in the number of active dealer-partners due to increased dealer-partner enrollments, and (ii) an increase in the average loan size.

The origination growth rate experienced in the first quarter was higher than the Company's expected long-term growth rate. The Company made no material changes in credit policy or pricing in the first quarter of 2004, other than routine changes designed to maintain current profitability levels.

The growth rate experienced in the first quarter of 2004 has not continued during the second quarter of 2004. April of 2004 originations grew at 16% compared to the same period of 2003.


LOAN PORTFOLIO PERFORMANCE

The following table compares the Company's forecast of collection rates for loans originated by year as of March 31, 2004 with the forecast as of December 31, 2003.


     Loan
 Origination           March 31, 2004             December 31, 2003
     Year         Forecasted Collection %      Forecasted Collection %        Variance
---------------  ---------------------------  ---------------------------    -----------
     1992                  81.5%                        81.5%                      0.0%
     1993                  75.8%                        75.7%                      0.1%
     1994                  61.9%                        61.8%                      0.1%
     1995                  56.2%                        56.2%                      0.0%
     1996                  56.6%                        56.5%                      0.1%
     1997                  59.5%                        59.3%                      0.2%
     1998                  67.9%                        67.7%                      0.2%
     1999                  72.1%                        71.9%                      0.2%
     2000                  71.2%                        71.0%                      0.2%
     2001                  67.0%                        66.9%                      0.1%
     2002                  68.8%                        69.1%                     -0.3%
     2003                  72.1%                        72.0%                      0.1%

During the quarter ended March 31, 2004, collection rates were generally in line with the Company's expectations.



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CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

Certain statements in this release that are not historical facts, such as those using terms like "believes," "expects," "anticipates," "estimates" and those regarding the Company's future plans and objectives, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent the Company's outlook only as of the date of this release. While the Company believes that its forward-looking statements are reasonable, actual results could differ materially since the statements are based on current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include the following:

     o the Company's potential inability to accurately forecast and estimate future collections and historical collection rates,
     o increased competition from traditional financing sources and from non-traditional lenders,
     o    unavailability of funding at competitive rates of interest,
     o the Company's potential inability to continue to obtain third party financing on favorable terms,
     o the Company's potential inability to generate sufficient cash flow to service its debt and fund its future operations,
     o    adverse changes in applicable laws and regulations,
     o    adverse changes in economic conditions,
     o adverse changes in the automobile or finance industries or in the non-prime consumer finance market,
     o the Company's potential inability to maintain or increase the volume of automobile loans,
     o an increase in the amount or severity of litigation against the Company,
     o    the loss of key management personnel,
     o    the effect of terrorist attacks and potential attacks, and
     o various other factors discussed in the Company's reports filed with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect the Company's results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

DESCRIPTION OF CREDIT ACCEPTANCE CORPORATION

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit by selling vehicles to consumers who otherwise could not obtain financing, by repeat and referral sales generated by these same customers, and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one and are not provided the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ National Market under the symbol CACC. For more information, visit www.creditacceptance.com.